Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Repositrak, Inc. of our report dated September 28, 2023, relating to our audits of the consolidated financial statements for the years ended June 30, 2023, and 2022, which appears in Repositrak, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2023.

Haynie & Company
Salt Lake City, Utah
January 8, 2024